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December 13, 1999

GENLYTE THOMAS GROUP NOVA SCOTIA ULC
4360 Brownsboro road, suite 300
P.O. Box 35120
Louisville, Kentucky, 40232

ATTENTION: MR. TERRY LANGE

                               FINANCING AGREEMENT

Dear Terry,

We are pleased to offer the Borrower Genlyte Thomas Group Nova Scotia ULC, the following credit facility, subject to the terms and conditions outlined below:

BORROWER:                      GENLYTE THOMAS GROUP NOVA SCOTIA,

                               UNLIMITED LIABILITY COMPANY.
                               (referred to herein as the "Borrower")

LENDER: The Toronto-Dominion Bank, through its Houston Agency, 909 Fannin, suite 1700, Houston, Texas, U.S.A., 77010 (the "Bank")

TYPE OF CREDIT
AND AMOUNT:

                           1) 364 days, Committed non-revolving facility for up to C$10,000,000.

                               Available at the Borrower's option by way of:

                               Prime Rate Based Loans in C$ ("Prime Based
                               Loans"); New York Prime Rate Based Loans in US$ ("NY Prime Based Loans"); London Interbank Offered Rate Loans in C$ and/or US$ ("LIBOR").
                               Libor: Terms between 30 and 180 days;


                               (the "Facility")


PURPOSE:                   1)  To provide funds to repay 33.3% of the Bridge
                               Loan used for the acquisition of the assets
                               (including goodwill) of Ledalite Architectural
                               Products Inc.


AVAILABILITY:              1)  The facility shall be drawn on a Business day, no
                               later than December 31st, 1999 (the "Maturity
                               date"), unless otherwise extended at the sole
                               discretion of the Bank, as herein provided.
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REPAYMENT:                     Principal shall be repayable on the Maturity
                               Date.

MATURITY DATE
AND EXTENSION:             a)  Upon written notice from the Borrower to Bank,
                               received no earlier than 60 days and no later than 30 days prior to the Maturity Date, the Borrower may request an extension of the facility for another period of 364 days and, provided no Event of Default or default which, with notice or the lapse of time would become an Event of Default, shall then have occurred and be continuing, if the Bank in its sole discretion agrees to such an extension, the extended
                               Maturity Date shall be the date which is 364 days from the Maturity Date in effect prior to such extension, subject to the payment of such administrative fees and expenses as the Bank may require.

                           b) Any extended Maturity Date may be extended for a further period of 364 days upon the Borrower's request, subject to the conditions set forth in paragraph (a) preceding, if the Bank, in its sole discretion, shall agree, provided, however, that no such extended Maturity Date shall be later than December 17th, 2004.

                           c) Not in derogation but in furtherance of the Bank's sole discretion to agree to any such extension, no such extension shall be made unless there shall be a Letter of Credit in an amount and for a term at least coextensive with such extension.

                           d) At the initial Maturity Date provided herein and on every Maturity Date as extended hereunder, the entire advance shall be due and payable in full together with accrued interest, fees and any other expenses hereunder unless extended; provided, if the Bank shall agree to any such extension, there shall be a mandatory prepayment on the last day of the Maturity Date prior to extension, in the amount which is the lesser of the amount set forth below for such Maturity Date and the entire amount then outstanding and due, as a condition to any such extension:

                               Maturity Date 2000:   C$  500,000
                               Maturity Date 2001:   C$1,000,000
                               Maturity date 2002:   C$1,500,000
                               Maturity Date 2003:   C$2,000,000
                               Maturity Date 2004:   C$5,000,000


PREPAYMENT                     Any portion of the loan which bears interest
                               based on floating rate may be prepaid upon five days' prior written notice to Bank; provided however, that the LIBOR advance may be prepaid only on an interest payment date and the Borrower shall compensate Bank for all losses, expenses and liabilities which Bank may sustain as the

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                               result of any prepayment. Any portion of the
                               advance prepaid may not to be reborrowed within the term hereof, including for this purpose, any extension in accordance with the terms hereof, unless the Bank shall otherwise agree in writing.

INTEREST RATES
AND FEES

                           1)  PRIME / NY PRIME SPREAD:          0 bp
                               LIBOR SPREAD:                     50 bp per annum


                               NY Prime Rate means the rate of interest per annum (based on a 365/366 day year) established by the Bank from time to time as the reference rate of interest for the determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness for US dollar loans made by it in Canada.

                               Prime Rate means the rate of interest per annum (based on a 365/366 day year) established and reported by the Bank to the Bank of Canada from time to time as the reference rate of interest for determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by it in Canada.

                               LIBOR means the rate of interest per annum (based on a 360 day year) as determined by the Bank (rounded upwards, if necessary to the nearest whole multiple of 1/16th of 1%) at which the Bank may make available United States dollars which are obtained by the Bank in the Interbank Euro Currency Market, London, England at approximately 11:00 a.m. (Toronto time) on the second business day before the first day of, and in an amount similar to, and for the period similar to the interest period of, such advance.

                               Any interest rate based on a period less than a year expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such determined rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it was based.

INTEREST
CALCULATION
AND PAYMENT                    Interest on Prime Based Loans and NY Prime Based
                               Loans is calculated daily and payable monthly in arrears based on the number of days which the loan is outstanding.

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                               Interest on LIBOR Loans is calculated and payable
                               on the earlier of contract maturity or quarterly in arrears, for the number of days in the LIBOR interest period.

                               Interest is payable both before and after demand, default and judgment.

DRAWDOWN:                  1)  As required upon satisfaction of conditions
                               precedent, but no later than December 31st, 1999.


                               PRIME RATE BASED LOANS AND/OR NEW YORK PRIME RATE BASED LOANS

                               The minimum amount of drawdown by way of Prime Based Loans and/or NY Prime Based loans is $500,000.

                               LIBOR

                               The Borrower shall advise the Bank of the requested LIBOR contract maturity or interest period. The Bank shall have the discretion to restrict the LIBOR contract maturity.

                               The minimum amount of a drawdown by way of a LIBOR loan is $1,000,000, and shall be in multiples of $500,000 thereafter.

                               The Borrower will provide the Bank with 3 business days notice of a requested LIBOR Loan.

                               The Borrower shall give the Bank in the case of LIBOR advances at least 3 business days irrevocable prior written notice in the form of a Request for advance; or telephonic notice immediately followed by a Request for advance; provided, however, that the Borrower's failure to confirm any telephonic notice with a Request for advance shall not invalidate any notice so given.

TAXATION
ON PAYMENTS                    All payments made by the Borrower to the Bank
                               will be made free and clear of all present and future taxes (excluding the Bank's income taxes), withholdings or deductions of whatever nature. If these taxes, withholdings or deductions are required by applicable law and are made, the Borrower, shall as a separate and independent obligation pay to the Bank all such additional amounts as shall fully indemnify the Bank from any such taxes, withholding or deduction.

SECURITY The following security shall be provided prior to first drawdown, and shall be acceptable to the Bank and its legal counsel:

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                               Irrevocable and Unconditional Standby Letter of
                               Credit in favor of the Bank as the beneficiary thereof for an amount of C$10,000,000 or its US$ equivalent, issued by a recognized financial institution satisfactory to the Bank in its sole discretion. The letter of Credit shall bear an initial term of no less than 364 days.

                               If the Letter of Credit is issued in US dollars, to the extent, if any that at any time the Letter of Credit value is less than the equivalent amount of the facility due to fluctuations in the exchange rate by which such equivalence is determined (a "deficiency"), then upon demand by
                               Bank:

                               (1) Borrower shall immediately prepay the amount of the deficiency, or

                               (2) deposit the amount of the deficiency with the Bank and grant it a security interest in the cash collateral, or

                               (3)  immediately increase the amount of the
                                    outstanding Letter of Credit, sufficient enough to satisfy the Bank.

                               To ensure that there is appropriate coverage in favor of the Bank in the event of an adverse currency fluctuation between the US$ and CDN$, Genlyte Thomas Group LLC shall upon issuance of the LC, provide to the Bank a written undertaking to pay to the Bank on the date the Bank demands payment from the financial institution which issued the letter of credit, a sum equal to the difference, if any, between the proceeds received from the financial institution which issued the letter of credit and the then outstanding indebtedness owing by the Borrower to the Bank as expressed in CDN$. This undertaking shall remain in full force and effect so long as there exists any outstanding indebtedness owing to the Bank by the Borrower.

                               (All of the above security shall be referred to collectively in this agreement as "Bank Security").

CONDITIONS
PRECEDENT                      The obligation of the Bank to make and keep on
                               its books any loan hereunder is subject to the following conditions precedent:

                         a) The Bank shall have received the following documents which shall be in form and substance satisfactory to the Bank and its legal counsel:

                                  i) Copy of this Financing Agreement and the note, if any, each duly executed and delivered by the Borrower, with the Letter of Credit attached in form and substance satisfactory to the Bank and duly executed by an authorized officer of the issuer thereof;

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                                 ii)    Certified copies of the Board
                                        resolutions authorizing the Borrower's
                                        borrowing hereunder and the execution,
                                        delivery and performance of this
                                        Financing Agreement and the note, if
                                        any;

                                iii)    Incumbency certificates showing the
                                        names, titles and signatures of the
                                        Borrower's officers authorized to
                                        execute and deliver this Financing
                                        Agreement and the note, if any, and
                                        otherwise to act with respect to this
                                        Financing Agreement and the note, if
                                        any;

                                 iv) A copy of The Genlyte Group Incorporated September 30th, 1999 quarterly financial statements, and related Genlyte Thomas Group LLC attachments, accompanied by a compliance certificate from the Chief Financial Officer of Genlyte Thomas Group LLC confirming that they are in compliance with the Credit Agreement dated August 30th, 1998 among Genlyte Thomas Group LLC and its Banking syndicate;

                                  v)    A copy of the last Form 10-Q and 10-K
                                        for The Genlyte Group Incorporated and
                                        Thomas Industries Inc, respectively;

                                 vi) All of the Bank Security (including the guarantee of Genlyte Thomas Group LLC) and supporting resolutions and solicitors letter of opinion required hereunder;

                               vii) Any other documents deemed necessary by the bank and its legal counsel;

                         b) The Borrower has paid the Arrangement fees, Administration fees and all legal expenses incurred by the Bank in connection with this Financing and/or the Bank Security.

                         c)    No Event of Default have occurred.

REPRESENTATIONS
AND WARRANTIES           The Borrower hereby represents and warrants, which
                         representations and warranties shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this agreement or so long as the commitment under this Agreement remains in effect, that:

                         a) The Borrower is a corporation duly incorporated and organized, validly existing and in good standing under the laws of Nova Scotia and has adequate corporate power and authority to carry on its business, own property, borrow monies and enter into agreements therefor, execute and deliver the documents required hereunder, and observe and perform the terms and provisions of this agreement.

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                         b)    There are no laws, statutes or regulations
                               applicable to or binding upon the Borrower and no provisions in its Articles or in any by-laws, resolutions, contracts, agreements, or arrangements which would contravene, breach, default or violate the execution, delivery, performance, observance, of any terms of this Agreement.

                         c) No Event of Default has occurred nor has any event occurred which, in time, would constitute an Event of Default under this Agreement or which would constitute a default under any other agreement.

                         d) There are no actions, suits or proceedings, including appeals or applications for review, or any knowledge of pending actions etc., against the Borrower and its subsidiaries, before any court or administrative agency which would result in any material adverse change in the property, assets, financial conditions, and business or operations of the Borrower.

                         e) All material authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other requirements of governmental, judicial and public bodies and authorities required reasonably necessary to carry on its business have been or will be obtained or effected and are or will be in full force and effect.

                         f) The financial statements delivered to the Bank fairly present the present financial position of the Borrower and Genlyte Thomas Group LLC, and have been prepared by their auditors in accordance with Generally Accepted Accounting Principles.

                         g) All the remittances required to be made by the Borrower to the federal, provincial and municipal governments have been made, are currently up to date and there are no outstanding arrears. Without limiting the foregoing, all employee deductions (including Income Taxes, Unemployment, insurance and Canada Pension Plan), sales taxes (both provincial and federal), corporate income taxes, payroll taxes and workmen's compensation dues are currently paid and up to date.

POSITIVE
COVENANTS                As long as any loans or commitment of the Bank remain
                         outstanding, the Borrower will:

                         a) Cause to be paid all amounts, interest and fees on the dates, times and place specified herein or under any other agreement between the Bank and the Borrower.
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                         b)    Cause The Genlyte Group Incorporated to provide
                               quarterly audited consolidated financial statements and annual audited consolidated financial statements within 60 and 120 days of each respective period and related Genlyte Thomas Group LLC attachments, accompanied by a compliance certificate from the Chief Financial Officer confirming that all terms and conditions are in compliance with this Agreement and that no event has occurred that is, or with the passing of time may become, an Event of Default under this Agreement or a default under any other agreement.

                         c) Provide the Bank with information and financial data as it may reasonably request from time to time.

                         d) The Borrower agrees that in the event it provides any security interest, assignment or other interest in any of its assets or more favorable covenants and/or pricing to any other secured party or secured lender, that it shall provide equal ranking and equal value security over such assets and covenants and/or pricing to the Bank.

EVENTS OF
DEFAULT The Bank has the right to accelerate the payment of principal and accrued interest under the facility, and to cancel any undrawn portion of the facility hereunder, at any time after the occurrence of any one of the following Events of Default:

                         a) The failure of the Borrower to provide to the Bank the irrevocable and unconditional standby letter of credit as referred to under the heading "Security".

                         b) Nonpayment of principal when due or nonpayment of interest or fees within 3 business days of when due or when demanded.

                         c) The failure of the Borrower and/or Genlyte Thomas Group LLC to fulfill any of the terms and conditions contained in this agreement or any security document(s) or any other agreement with the Bank and such default continues unremedied for five (5) business days after the occurrence.

                         d) The Borrower or Genlyte Thomas Group LLC become insolvent or bankrupt.

                         e) Any representation or warranty is inaccurate in any material respect.

                         f) The Borrower (i) has an order for relief entered with respect to it under Canadian or United States bankruptcy laws or any other law, domestic

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                               or foreign, relating to bankruptcy, insolvency or
                               reorganization or relief of debtors as now or hereafter in effect, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any material part of its property, (iv) institutes any proceeding seeking an order for relief under Canadian or United States bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, disestablishment, liquidation, reorganization, arrangement, adjustment or composition of it or suspension of its general operations under the law, domestic or foreign, relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any company action to authorize or effect any of the foregoing actions set forth in this paragraph (e); (vi) fails to contest in good faith any appointment or proceeding described in the following paragraph
                               (f); or (vii) does not pay, or admits in writing its inability to pay, its debts generally as they become due;

                         g) Without application, approval or consent of the Borrower, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower or any material part of its property, or any of the proceeding described above is to be instituted against the Borrower and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days; or

                         h) Any court, government or governmental agency condemns, seizes or otherwise appropriates, or takes custody or control of, all or any substantial portion of the property of the Borrower;

                               then, at any time during the existence of such event, the Bank may, by notice to the Borrower or, in the case of events under paragraph (f),
                               (g) or (h), automatically without notice, terminate the Facility and/or declare the advance and all other amount owing under this agreement to be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

NON-WAIVER                 Should there be a breach of or non-compliance with
                           any term or condition hereof, or should an Event of Default occur, the Bank may at its option exercise any rights or remedies it may have hereunder or which may be available to it and the failure of the Bank to exercise any such rights or remedies shall not be deemed to be a waiver of such term or condition and will not prevent the Bank from exercising such rights and remedies pursuant to that default or subsequent defaults at any later time.

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REPRESENTATIONS            No representation or warranty or other statement made
                           by the Bank concerning the credit shall be binding on the Bank unless made by it in writing as a specific amendment to this letter.


ADDED COST                 If the introduction of or any change in any present
                           or future law, regulation, treaty, official or unofficial directive, or regulatory requirement,
                           (whether or not having the force of law) or in the interpretation or application thereof, relates to:

                         i) the imposition or exemption of payments due to the Bank or on reserves or deemed reserves in respect of the undrawn portion of any loan made available hereunder; or,

                        ii) any reserve, special deposit, regulatory or similar requirement against assets, deposits, or loans or other acquisition of funds for loans by the Bank; or,

                       iii) the amount of capital required or expected to be maintained by the Bank as a result of the existence of the advances or the commitment made hereunder;

                           and the result of such occurrence is, in the sole determination of the Bank, to increase the cost of the Bank or to reduce the income received by the Bank hereunder, the Borrower shall, on demand by the Bank, pay to the Bank that amount which the Bank estimates will compensate it for such additional cost or reduction in income and the Bank's estimate shall be conclusive, absent manifest error.

YEAR 2000
REPRESENTATION

                       1) The Borrower and Genlyte Thomas Group LLC shall use commercially reasonable efforts to ensure that the borrower's products, business systems and revenue generating systems (the "Systems") are Year 2000 compliant (as defined below) as soon as reasonably practicable. Upon reasonable request by the Bank, Borrower shall provide documentation relating to or evidencing such Year 2000 Compliance.

                       2) The Borrower and Genlyte Thomas Group LLC shall test the Systems for Year 2000 Compliance and shall provide the Bank with the opportunity to review test results at such date or dates to be mutually agreed by the Bank and Borrower.

                       3) The Borrower and Genlyte Thomas Group LLC has taken the reasonable steps to ensure to its satisfaction that third party suppliers, subcontractors, agents of Borrower are Year 2000 Compliant.
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                           "Year 2000 Compliant" or "Year 2000 Compliance" means
                           the Systems will:

                       a) process, calculate, accept, maintain, store and output date and time data accurately and without delay, interruption or error at all times from, into and between the Twentieth and twenty-first centuries and in particular during the years 1999 and 2000, including the leap year calculations; and

                       b) function accurately and without interruption at all times before, on and after January 1, 2000 (including through February 29, 2000) without any change in operations associated with the advent of 1999 or the twenty-first century.

EXPENSES The Borrower shall pay all reasonable fees (including but not limited to all legal and documentation fees) and expenses incurred by the Bank or the Borrower in connection with the preparation and registration of this Agreement and Bank Security and with the enforcement of the Bank's rights under this Agreement or the Bank Security, whether or not any amounts are advanced under the Agreement. These fees and expenses shall include, but not be limited, to all outside counsel expenses and all in-house legal expenses, if in-house counsel are used.

                           The Borrower shall pay interest on unpaid amounts due pursuant to this paragraph at the Prime Rate plus 2% per annum.

ARRANGEMENT FEE            Upon initial drawdown, the Borrower will pay prior to
                           any drawdown a non-refundable arrangement fee of $35,000 (35 basis points).

ADMINISTRATION
FEE Upon initial drawdown, the Borrower will pay an administration fee of $25,000.

ANNUAL REVIEW
FEE For the next year and thereafter, the Borrower will pay an annual review fee of $10,000 for the Bank to consider the Borrower's request for an extension of the Maturity Date. Should the review involve any material change in the general terms and conditions of the loan, then this fee could be renegotiated.

INDEMNITY                  The Borrower shall indemnify and hold harmless the
                           Bank for all costs, expenses and liabilities in connection with this credit including the prepayment of any LIBOR loan prior to the last day of the interest period applicable to such LIBOR loan.

EVIDENCE OF
INDEBTEDNESS               The Bank shall record on its records the amount of
                           all loans made hereunder, payments made in respect thereto, and all other amounts becoming due to the Bank under this Agreement. The Bank's records

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                           constitute, in the absence of manifest error,
                           conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement.

PROMISSORY NOTE            The Bank may request that loan made by it be
                           evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Bank a promissory note payable to the order of the Bank (or, if requested by the Bank, to its assigns) and in a form approved by the Bank.

OTHER AGREEMENTS           The Borrower acknowledges that it will sign other
                           Bank documents relating to the credit facility made available hereunder, including without limitation, the commercial term loan note, and that the terms and conditions contained in such other documents shall be deemed to be incorporated herein by reference and shall also apply to the credit facility.

ASSIGNMENT                 The Bank may assign or grant participation in all or
                           part of this Agreement or in any loan made hereunder to any Canadian financial institution with the Borrower's prior consent, which shall not be withheld unreasonably.

                           The Borrower may not assign or transfer all or any part of its rights or obligations under this Agreement.

LANGUAGE
PREFERENCE                 This Agreement has been drawn up in the English
                           language at the request of all parties. (Cet acte a ete redige en langue anglaise a la demande de toutes les parties).

SUBMISSION TO
JURISDICTION               For purposes of any suit, action or proceeding
                           involving this Financing Agreement, any note or any other document or instrument contemplated hereby or required hereunder or any judgment entered by any court in respect of such suit, action or proceeding, the Borrower expressly submits to the non-exclusive jurisdiction of any state or U.S. Federal court sitting in the borough of Manhattan in the city of New York and agrees that any order, process or other paper may be served upon the Borrower within or without such court's jurisdiction by mailing a copy to the Borrower at the Borrower's address for notices provided in this Financing Agreement, provided that a reasonable time for appearance is allowed. The
                           Borrower irrevocably waives any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Financing Agreement or any other credit document brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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                           Nothing contained in this Financing Agreement or any
                           other document shall affect the Bank's right to serve legal process in any other manner permitted by law to bring any action or proceeding against the Borrower or the Borrower's property in the courts of other jurisdictions.

WAIVER OF
JURY TRIAL                 The Borrower and the Bank hereby knowingly,
                           voluntarily and intentionally waive any right to trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with any credit document or the relationship established thereunder and agree that any such proceeding shall be tried before a judge sitting without a jury.

SEVERABILITY               If any provision of this Financing Agreement is or
                           becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions hereof.

We trust you will find this facility helpful in meeting your ongoing financing requirements. We ask that if you wish to accept this offer of financing please do so by signing and returning the attached duplicate copy of this letter to the undersigned. This offer will expire if not accepted in writing and received by the Bank on or before December 20th, 1999.

Yours truly,




Sylvie Demers                                   Normand Belcourt
Relationship Manager                            Manager, Commercial Credit




TD New York Branch

14

TO THE TORONTO-DOMINION BANK:



Genlyte Thomas Group Nova Scotia ULC hereby accepts the foregoing offer this 22nd day of December , 1999.
----        --------

       Genlyte Thomas Group Nova Scotia ULC

Per:   Terry L. Lange - Treasurer
       --------------------------


Per:   William G. Ferko - VP & CFO
       ---------------------------